EXHIBIT 99.1

Spirit Airlines Announces Third Quarter 2011 Results

MIRAMAR, Fla., Oct. 27, 2011 (GLOBE NEWSWIRE) -- Spirit Airlines, Inc. (Nasdaq:SAVE) today reported third quarter 2011 financial results.

  Net income for the third quarter was $28.6 million, or $0.39 per diluted share, excluding $1.5 million ($0.9 million net of tax) of unrealized fuel hedge losses and special items. GAAP net income was $27.7 million, or $0.38 per diluted share.
  Operating income was $46.1 million, resulting in a 16.0% operating margin, excluding $1.5 million of unrealized fuel hedge losses and special items. GAAP operating income was $44.6 million for the third quarter 2011, resulting in a 15.4% operating margin.

  EBITDAR for the third quarter 2011 was $77.4 million, resulting in an EBITDAR margin of 26.8%, excluding unrealized fuel hedge losses and special items.

  Spirit ended the quarter with $351 million in unrestricted cash.

"In this period of economic uncertainty, customers are looking to save money and our strong third quarter results demonstrate the power of Spirit's low fares to stimulate demand in the marketplace," said Ben Baldanza, Spirit's President and Chief Executive Officer. "Thanks to the efforts of our hard-working employees, Spirit is a successful company that can deliver profitable returns while offering the low fares our customers crave."

Revenue Performance

For the third quarter 2011, Spirit's total operating revenue was $288.7 million, an increase of $85.1 million, or 41.8%, as compared to third quarter 2010. Higher passenger volumes, a strong pricing environment, and non-ticket revenues contributed to the increase in operating revenue. Increased capacity as well as a growing acceptance of Spirit's low fare model by customers looking to save money contributed to higher passenger volumes.

Total revenue per available seat mile ("RASM") increased to 11.92 cents, up 28.4% as compared to the third quarter last year driven primarily by higher operating yields and a load factor increase of 3.8 points to 87.0%.

Total revenue per passenger flight segment ("PFS") increased to $126.37, an 18.5% increase as compared to the third quarter 2010.  Average ticket revenue per PFS increased to $81.71, up 12.9% year-over-year. Average non-ticket revenue per PFS increased to $44.66, up 30.4% year-over-year. The increase was primarily driven by the introduction of the charge for carry-on bags introduced in August 2010 and enhancements in checked bag pricing.  In addition, the Company experienced continued growth in revenue from many previously adopted non-ticket revenue initiatives.

During the quarter, Spirit began offering complete vacation packages on its website. Spirit customers now have a one-stop place to go for great deals on air, hotel and car rentals.

Cost Performance

Total operating expenses in the third quarter 2011 were $244.2 million, up 33.7% over the same period last year primarily due to an increase in fuel expense resulting from a more than 40% increase in the cost of fuel per gallon and a capacity increase of 10.4%. Increased capacity also drove higher non-fuel costs.

Cost per available seat mile excluding special items and fuel ("CASM ex-fuel") for the third quarter 2011 was 5.74 cents, a 5.9% increase year-over-year.  Average stage length for the third quarter 2011 decreased 3.3% as compared to third quarter 2010 contributing 1.8 points to the year-over-year increase in CASM ex-fuel. Increases in distribution costs and maintenance expenses were primary drivers of increased CASM ex-fuel. Flight cancellations related to Hurricane Irene also had a negative impact on CASM-ex-fuel for the quarter.

Driven by higher revenues, distribution costs increased 30%, or 18% on a per ASM basis, compared to the same period last year. The increase in distribution costs was primarily driven by an increase in credit card fees that closely correlate to revenues. In addition, Spirit experienced a shift in distribution channel from its website to third-party travel agents which is a more expensive distribution channel than selling direct through its website. This shift in distribution mix did not materially affect operating income because the revenues received from sales through third-party travel agents more than offset the associated incremental cost.

A higher number of routine, scheduled maintenance events and a higher number of unscheduled maintenance events as well as a decrease in average stage length were the primary drivers of maintenance expense increasing 38.9%, or 23.7% on a per ASM basis, year-over-year. The average age of Spirit's fleet increased to 4.5 years as of September 30, 2011 compared to 3.8 years as of September 30, 2010. Maintenance expense is expected to continue to increase as the fleet ages; however, on a unit cost basis, this increase is expected to be partly offset as Spirit continues to add new Airbus aircraft to its fleet. As of September 30, 2011, Spirit operated 35 aircraft. Spirit has 33 aircraft on order, which are scheduled to deliver between November 2011 and the end of 2015.

Balance Sheet

Spirit ended the quarter with $351 million in total cash and cash equivalents. In prior periods, the Company's largest credit card processor was at 100% holdback which resulted in the Company having a significant restricted cash balance at the end of the second quarter 2011. During the third quarter 2011, this processor released its holdback such that at the end of the third quarter 2011, Spirit had zero credit card holdback and no restricted cash.

At the end of the quarter, Spirit had no debt on its balance sheet.

Third Quarter Highlights

  Consistent with its growth strategy, Spirit liberated the following city pairs besieged by high fares:
  Chicago and Dallas
  Chicago and Boston
  Chicago and Detroit
  Chicago and New York LaGuardia
  Las Vegas and Oakland/San Francisco
  Las Vegas and San Diego
  Las Vegas and Portland, Oregon
  During the quarter, Spirit completed negotiations with its largest credit card processor for the release of all credit card holdbacks.
  In September 2011, Spirit opened a new professional learning center. Over the next four years, Spirit is planning to double the size of its fleet and will be adding jobs to support the growth of its operation. The learning center will allow for one convenient, centralized location to train new Spirit employees.

Conference Call/Webcast Details

Spirit Airlines will conduct a live audio webcast of its conference call with analysts and media journalists today at 1:00 p.m. ET. The webcast will be available to the public on a listen-only basis at http://ir.spirit.com. An archive of the webcast will be available under Webcasts & Presentations for 60 days.

About Spirit Airlines

Spirit Airlines (Nasdaq:SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services for a fee, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs.  Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly U.S. carriers.  Spirit's all-Airbus fleet currently operates more than 175 daily flights to over 45 destinations throughout the U.S., Latin America and Caribbean.  Visit Spirit at www.spirit.com.

The Spirit Airlines logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=9737

Forward-Looking Statements

Statements in this release contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words "expects," "estimates," "plans," "anticipates," "indicates," "believes," "forecast," "guidance," "outlook," "may," "will," "should," "seeks," "targets" and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's intentions and expectations regarding the delivery schedule of aircraft on order and announced new service routes and customer savings programs. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements are subject to a number of factors that could cause the Company's actual results to differ materially from the Company's expectations, including the competitive environment in the airline industry; the Company's ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company's ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's 10-Q filing dated July 27, 2011.

SPIRIT AIRLINES, INC.
Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Percent	September 30,		Percent
	2011	2010 (1)	Change	2011	2010 (1)	Change

Passenger	$ 186,682	$ 138,232	35.0%	$ 520,380	$ 401,513	29.6%
Non-ticket	102,032	65,423	56.0%	276,887	163,552	69.3%
Total operating revenue	288,714	203,655	41.8%	797,267	565,065	41.1%

Aircraft fuel	104,985	63,553	65.2%	293,219	178,159	64.6%
Salaries, wages and benefits	45,148	39,935	13.1%	133,514	114,719	16.4%
Aircraft rent	29,220	25,487	14.6%	86,009	72,936	17.9%
Landing fees and other rents	13,966	13,039	7.1%	38,628	35,651	8.4%
Distribution	14,177	10,906	30.0%	39,146	30,421	28.7%
Maintenance and repairs	11,440	8,238	38.9%	26,978	20,644	30.7%
Depreciation and amortization	2,059	1,517	35.7%	5,296	4,317	22.7%
Other operating	23,141	19,784	17.0%	65,700	61,107	7.5%
Loss on disposal of assets	4	--	na	39	77	na
Restructuring and termination costs	18	214	na	2,379	137	na
Total operating expenses	244,158	182,673	33.7%	690,908	518,168	33.3%

Operating income	44,556	20,982	112.4%	106,359	46,897	126.8%

Other expense (income):
Interest expense	444	12,568	(96.5)%	24,408	38,007	(35.8)%
Capitalized interest	(444)	(397)	11.8%	(2,519)	(927)	171.7%
Interest income	(99)	(83)	19.3%	(256)	(242)	5.8%
Other expense	42	23	82.6%	165	102	61.8%
Total other (income) expense	(57)	12,111	(100.5)%	21,798	36,940	(41.0)%

Income before income taxes	44,613	8,871	402.9%	84,561	9,957	749.3%
Provision (benefit) for income taxes	16,956	(52,869)	(132.1)%	32,104	(52,993)	(160.6)%
Net income	$ 27,657	$ 61,740	(55.2)%	$ 52,457	$ 62,950	(16.7)%

Weighted average shares, basic	72,175	26,241	175.1%	46,840	26,155	79.1%
Weighted average shares, diluted	72,427	26,526	173.0%	47,129	26,694	76.6%

Net income per share, basic	$ 0.38	$ 2.35	(83.7)%	$ 1.12	$ 2.41	(53.5)%
Net income per share, diluted	$ 0.38	$ 2.33	(83.6)%	$ 1.11	$ 2.36	(52.8)%

(1)    Reflects the adverse effect of the 2010 pilot strike.

SPIRIT AIRLINES, INC.
Selected Operating Statistics
(unaudited)

	Three Months Ended September 30,		Percent
	2011	2010 (1)	Change
Operating Statistics:
Available seat miles (ASMs) (thousands)	2,422,962	2,194,099	10.4%
Revenue passenger miles (RPMs) (thousands)	2,109,119	1,824,795	15.6%
Load factor (%)	87.0	83.2	3.8 pts
Passenger flight segments (thousands)	2,285	1,910	19.6%

Operating revenue per ASM (RASM) (cents)	11.92	9.28	28.4%
Average ticket revenue per passenger flight segment ($)	81.71	72.38	12.9%
Average non-ticket revenue per passenger flight segment ($)	44.66	34.26	30.4%
Total revenue per passenger flight segment ($)	126.37	106.64	18.5%
CASM (cents)	10.08	8.33	21.0%
CASM excluding unrealized (gains) and losses and special items (cents) (2)	10.01	8.43	18.7%
CASM excluding fuel & special items (cents) (3)	5.74	5.42	5.9%

Fuel gallons consumed (thousands)	31,640	28,791	9.9%
Average economic fuel cost per gallon ($)	3.27	2.30	42.2%

Aircraft at end of period	35	32	9.4%
Average daily aircraft utilization (hours)	12.9	13.1	(1.5)%
Average stage length (miles)	909	940	(3.3)%
Airports served at end of period	47	39	20.5%

	Nine Months Ended September 30,		Percent
	2011	2010 (1)	Change
Operating Statistics:
Available seat miles (ASMs) (thousands)	7,048,701	5,919,283	19.1%
Revenue passenger miles (RPMs) (thousands)	6,040,203	4,809,049	25.6%
Load factor (%)	85.7	81.2	4.5 pts
Passenger flight segments (thousands)	6,347	5,047	25.8%

Operating revenue per ASM (RASM) (cents)	11.31	9.55	18.4%
Average ticket revenue per passenger flight segment ($)	81.98	79.56	3.0%
Average non-ticket revenue per passenger flight segment ($)	43.62	32.41	34.6%
Total revenue per passenger flight segment ($)	125.60	111.97	12.2%
CASM (cents)	9.80	8.75	12.0%
CASM excluding unrealized (gains) and losses and special items (cents) (2)	9.71	8.77	10.7%
CASM excluding fuel & special items (cents) (3)	5.61	5.74	(2.3)%

Fuel gallons consumed (thousands)	91,076	77,956	16.8%
Average economic fuel cost per gallon ($)	3.17	2.30	37.8%

Aircraft at end of period	35	32	9.4%
Average daily aircraft utilization (hours)	12.9	12.7	1.6%
Average stage length (miles)	933	937	(0.4)%
Airports served at end of period	47	39	20.5%

(1)    Reflects the adverse effect of the 2010 pilot strike.

(2)    Excludes unrealized fuel hedge (gains) and losses and special items as defined in the table below.

(3)    Excludes all components of fuel expense, including realized and unrealized mark-to-market (gains) and losses, and special items as defined in the table below.

The Company is providing a reconciliation of GAAP financial information to non-GAAP financial information as it believes that non-GAAP financial measures provide management and investors the ability to measure the performance of the Company on a consistent basis. These non-GAAP financial measures have limitations as an analytical tool. Because of these limitations, determinations of Spirit's operating performance excluding unrealized gains and losses or special items, as well as pro forma results reflecting the IPO and related recapitalization, should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.

Reconciliation of non-GAAP Net Income to GAAP Net Income (1)
(Unaudited)

	Three Months Ended
	September 30,
		Pro forma
(in thousands, except per share data)	2011	2010 (1)(2)

Net income, as reported	$ 27,657	$ 61,740
Add: Provision (benefit) for income taxes	16,956	(52,869)
Income before income taxes, as reported	44,613	8,871

Add: Unrealized mark-to-market (gains) and losses	1,495	(2,594)
Add special items:
Restructuring and termination costs	18	214
Loss on disposal of assets	4	--
Income before income taxes, non-GAAP (3)	46,130	6,491

Add: Interest expense	--	12,568
Income before income taxes, non-GAAP (1) (3)	$ 46,130	$ 19,059
Provision for income taxes	17,533	7,111

Net income, non-GAAP (1) (3)	$ 28,597	$ 11,948

Weighted average shares, basic	72,175	71,920
Weighted average shares, diluted	72,427	72,205

Net income per share, basic, non-GAAP	$ 0.40	$ 0.17
Net income per share, diluted, non-GAAP	$ 0.39	$ 0.17

(1)    Pro forma earnings for third quarter 2010 are presented to give effect to the following as if the IPO occurred as of January 1, 2010: (i) the elimination of all of Spirit's outstanding indebtedness and preferred stock, and the termination of any outstanding letter of credit facility supporting collateral obligations due to Spirit's credit card processors through (x) the application of a portion of the IPO net proceeds, (y) the exchange of any notes not repaid with IPO net proceeds for shares of common stock and (z) the exchange of any shares of preferred stock not redeemed with IPO net proceeds for shares of common stock; (ii) adding back to net income the interest expense recorded in Spirit's statement of operations related to the indebtedness and preferred stock retired; (iii) the issuance of shares of common stock by Spirit in the IPO and in connection with the related recapitalization; and (iv) the estimated tax impact resulting from the above transactions.

(2)    Reflects the adverse effect of the 2010 pilot strike.

(3)    Excludes special items as described in the "Reconciliation of non-GAAP Operating Income to GAAP Operating Income" table below.

Reconciliation of non-GAAP Operating Income to GAAP Operating Income
(Unaudited)

	Three Months Ended
	September 30,
	2011	2010 (1)
(in thousands)
Operating income, as reported	$ 44,556	$ 20,982

Add: Unrealized mark-to-market (gains) and losses (2)	1,495	(2,594)
Add special items:
Restructuring and termination costs (3)	18	214
Loss on disposal of assets	4	--
Operating income, non-GAAP (4)	$ 46,073	$ 18,602
Operating margin	16.0%	9.1%

Reconciliation of CASM ex-fuel to CASM
(Unaudited)

	Three Months Ended
	September 30,
	2011	2010 (1)
(in thousands, except CASM data in cents)
Total operating expenses, as reported	$ 244,158	$ 182,673
Less: Unrealized mark-to-market (gains) and losses (2)	1,495	(2,594)
Less special items:
Restructuring and termination costs (3)	18	214
Loss on disposal of assets	4	--
Operating expenses, non-GAAP	242,641	185,053

Less: Economic fuel expense, non-GAAP	103,490	66,147
Operating expenses excluding fuel, non-GAAP (4)	$ 139,151	$ 118,906

Available seat miles (ASMs)	2,422,962	2,194,099

CASM (cents)	10.08	8.33
CASM excluding special items and unrealized hedge (gains)
and losses (cents)	10.01	8.43
CASM ex-fuel (cents)	5.74	5.42

(1)    Reflects the adverse effect of the 2010 pilot strike.

(2)    Unrealized mark-to-market (gains) and losses are comprised of non-cash adjustments to aircraft fuel expenses.

(3)    Restructuring and termination costs include: (i) for 2010 and 2011; amounts relating to exit facility costs associated with moving its Detroit, Michigan maintenance operations to Fort Lauderdale, Florida, and (ii) for 2011, expense credits related to the sale of MD80 parts.

(4)    Excludes all components of fuel expense, including realized and unrealized fuel hedge (gains) and losses, and special items as described in the table above. Includes management fees of $0.2 million for third quarter 2010 paid by the Company to Indigo Partners, LLC pursuant to the professional services agreement, which was terminated simultaneously with the consummation of the IPO.

The Company's economic fuel cost per gallon differs from GAAP results in that it only includes the cash settlements related to fuel hedge contracts that settled during the period whereas the GAAP results also include the non-cash mark-to-market impact of all fuel hedge contracts expected to settle in future periods.   The Company believes that net fuel hedge adjustments provide management and investors the ability to better assess and compare its performance.

Reconciliation of non-GAAP Economic Fuel Expense to GAAP Fuel Expense

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
(in thousands, except per gallon data)
Fuel Expense
Aircraft fuel, as reported	$ 104,985	$ 63,553	$ 293,219	$ 178,159
Less: Unrealized mark-to-market (gains) and losses	1,495	(2,594)	4,406	(928)

Economic fuel expense, non-GAAP	$ 103,490	$ 66,147	$ 288,813	$ 179,087

Fuel gallons consumed (000)	31,640	28,791	91,076	77,956

Economic fuel cost per gallon, non-GAAP	$ 3.27	$ 2.30	$ 3.17	$ 2.30

Reconciliation of EBITDAR, excluding unrealized gains and losses and special items ("EBITDAR")
(unaudited)

	Three Months Ended
	September 30,
	2011	2010 (1)
(in thousands)
Net income, as reported	$ 27,657	$ 61,740
Add: Provision (benefit) for income taxes	16,956	(52,869)
Income before income taxes, as reported	44,613	8,871

Add:
Interest expense	444	12,568
Capitalized interest	(444)	(397)
Interest income	(99)	(83)
Other expense	42	23
Depreciation and amortization	2,059	1,517
EBITDA	46,615	22,499

Add: Aircraft Rent	29,220	25,487
EBITDAR, GAAP	$ 75,835	$ 47,986
EBITDAR margin, GAAP	26.3%	23.6%

Add: Unrealized mark-to-market (gains) and losses	1,495	(2,594)
Add special items:
Restructuring and termination costs	18	214
Loss on disposal of assets	4	--
EBITDAR, non-GAAP (2)	$ 77,352	$ 45,606
EBITDAR margin, non-GAAP (2)	26.8%	22.4%

(1)    Reflects the adverse effect of the 2010 pilot strike.

(2)    Excludes unrealized fuel hedge (gains) and losses and special items as described in the "Reconciliation of non-GAAP Operating Income to GAAP Operating Income" table above.

CONTACT: Media Contacts:
         Misty Pinson
         Director, Corporate Communications
         misty.pinson@spirit.com
         954-628-4827/cell (954) 918-9432

         Manuel Jaquez (Latin America & Caribbean)
         Senior Manager Commercial - Latin America
         manuel.jaquez@spirit.com
         954-628-4898

         Investor Relations Contact:
         DeAnne Gabel
         Director, Investor Relations
         954-447-7920
         InvestorRelations@spirit.com